Exhibit 10.19
STOCKHOLDERS’ AGREEMENT
     THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of March 14, 2005 (the “Effective Date”), by and among TrustWave Holdings, Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A hereto (the “Investors”) and the stockholders listed on Exhibit B hereto (each, an “Other Stockholder” and collectively, the “Other Stockholders”). The Investors and the Other Stockholders are sometimes referred to in this Agreement collectively as the “Stockholders.”
RECITALS
     WHEREAS, the Company currently has 106,820,402 shares of authorized capital stock, none of which shares were issued and outstanding prior to the date hereof, consisting of: (i) 84,362,511 shares of common stock, $0.0001 par value per share, 78,187,857 of which are designated as Class A Voting Common Stock (“Class A Common”) and 6,174,654 of which are designated as Class B Nonvoting Common Stock (“Class B Common,” together with Class A Common, the “Common Stock”); and (ii) 22,457,891 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), 10,952,633 of which are designated as Series A-1 Preferred Stock (“Series A-1 Preferred”), 11,505,258 of which are designated as Series A-2 Preferred Stock (“Series A-2 Preferred,” together with Series A-1 Preferred, the “Series A Preferred”); and
     WHEREAS, on this date the Company is issuing shares of Common Stock to the Other Stockholders, and shares of Series A Preferred to the Investors pursuant to the Contribution Agreement dated March 14, 2005 (the “Contribution Agreement”); and
     WHEREAS, one of the conditions to the Contribution Agreement is the execution and delivery of this Agreement relating to, among other things, the election of directors to the Company’s Board of Directors and certain restrictions, obligations and rights with respect to the capital stock of the Company held by the Stockholders (the “Shares”).
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and conditions contained in this Agreement and the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
BOARD OF DIRECTORS
     1.1 Election of Directors. Each of the Stockholders agrees to vote all of his, her or its Shares which are voting Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:
     (a) the authorized number of directors on the Company’s Board of Directors (the “Board”) shall be no less than the number necessary to allow for the designations provided for pursuant to Section 1.1(b) below; and
     (b) the following individuals shall be elected to the Board:
     (i) two (2) individuals nominated by Financial Technologies Management II LLC (including its Affiliates, “FTV”) (the “FTV Directors”);
     (ii) two (2) individuals nominated by those holders (the “TrustWave Common Holders”) of a majority of the issued and outstanding shares of Common Stock listed on Exhibit C attached hereto (the “TrustWave Majority Holders”) (the “TrustWave Directors”);
     (iii) two (2) individuals nominated by Richard Kiphart (“Kiphart”) (the “Kiphart Directors”); and
     (iv) two (2) individuals nominated by MBK Ventures, LLC, an Illinois limited liability company (“MBK”) (the “MBK Directors”).
Accordingly, as of the Effective Date, the Board shall initially be Richard Garman, Kevin Bradford, Richard Kiphart, David Valentine, Joseph Patanella, Erik Schetina, Robert McCullen, and Andrew Bokor (the “Initial Board”). The undersigned hereby approve and elect the Initial Board as the Board of Directors of the Company until their successors are duly elected and qualified in accordance with the provisions of this Agreement and the Company’s Bylaws.
     1.2 Vacancies and Removal.
     (a) Each of the directors designated in Section 1.1 shall be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his or her successor is elected and qualified or until his earlier resignation or removal.
     (b) The Stockholders shall vote all of their shares of capital stock of the Company to cause any FTV Director to be removed during his or her term of office, when and only when they are so directed in writing by FTV or for Cause.
     (c) The Stockholders shall vote all of their shares of capital stock of the Company to cause any Kiphart Director to be removed during his or her term of office, when and only when they are so directed in writing by Kiphart or for Cause.
     (d) The Stockholders shall vote all of their shares of capital stock of the Company to cause any TrustWave Director to be removed during his or her term of office, when and only when they are so directed to be removed in writing by TrustWave Majority Holders or for Cause.
     (e) The Stockholders shall vote all of their shares of capital stock of the Company to cause any MBK Director to be removed during his or her term of office, when and only when they are so directed to be removed in writing by MBK or for Cause.
     (f) Any vacancy on the Board created by reason of the resignation, removal, incapacity or death of a director shall be filled by another Person designated by the original party or parties which had the right to designate such director in accordance with Section 1.1(b) above. Vacancies of the Board shall be filled within thirty (30) days of the date such vacancy is created or immediately before the first action to be taken by the Board after the date such vacancy is created.
As used herein, “Cause” shall mean, with respect to a director, one or more of the following: (i) the conviction of (or plea of guilty or nolo contendere to) a felony (other than a felony resulting from a traffic violation); or (ii) the commission of any other act or omission involving fraud or embezzlement with respect to the Company.
     1.3 Right to Appoint Directors.
     (a) FTV. At such time as FTV holds less than fifty percent (50%) of the shares of Series A-1 Preferred held by FTV on the date hereof (or shares of Common Stock into which such shares of Series A-1 Preferred have been converted), FTV shall only be entitled to nominate one (1) FTV Director pursuant to Section 1.1(b), and at such time as FTV holds less than twenty percent (20%) of the shares of Series A-1 Preferred held by FTV on the date hereof (or shares of Common Stock into which such shares of Series A-1 Preferred have been converted), FTV shall not be entitled to nominate any FTV Director to the Board pursuant to Section 1.1(b) and the obligations of the other Stockholders to vote their shares in favor of election of FTV’s nominee(s) under Section 1.1(b), and the obligations of the other Stockholders to vote to remove any FTV Director under Section 1.2, shall terminate and be of no further force or effect.
     (b) Kiphart. At such time as Kiphart holds less than fifty percent (50%) of the shares of Series A-2 Preferred held by Kiphart on the date hereof (or shares of Common Stock into which such shares of Series A-2 Preferred have been converted), Kiphart shall only be entitled to nominate one (1) Kiphart Director pursuant to Section 1.1(b), and at such time as Kiphart holds less than twenty percent (20%) of the shares of Series A-2 Preferred held by Kiphart on the date hereof (or shares of Common Stock into which such shares of Series A-2 Preferred have been converted), Kiphart shall not be entitled to nominate any Kiphart Director to the Board pursuant to Section 1.1(b) and the obligations of the other Stockholders to vote their shares in favor of election of Kiphart’s nominee(s) under Section 1.1(b), and the obligations of the other Stockholders to vote to remove any Kiphart Director under Section 1.2, shall terminate and be of no further force or effect.
     (c) MBK. At such time as MBK holds less than fifty percent (50%) of the shares of Common Stock held by MBK on the date hereof, MBK shall only be entitled to nominate one (1) MBK Director pursuant to Section 1.1(b), and at such time as MBK holds less than twenty percent (20%) of the shares of Common Stock held by MBK on the date hereof, MBK shall not be entitled to nominate any MBK Director to the Board pursuant to Section 1.1(b) and the obligations of the other Stockholders to vote their shares in favor of election of MBK’s nominee(s) under Section 1.1(b), and the obligations of the other Stockholders to vote to remove any MBK Director under Section 1.2, shall terminate and be of no further force or effect.
     (d) TrustWave Common Holders. At such time as the TrustWave Majority Holders hold less than fifty percent (50%) of the shares of Common Stock held by the TrustWave Common Holders on the date hereof, the TrustWave Majority Holders shall only be entitled to nominate one (1) TrustWave Director pursuant to Section 1.1(b), and at such time as the TrustWave Common Holders hold less than twenty percent (20%) of the shares of Common Stock held by the TrustWave Common Holders on the date hereof, the TrustWave Majority Holders shall not be entitled to nominate any TrustWave Director to the Board pursuant to Section 1.1(b) and the obligations of the other Stockholders to vote their shares in favor of election of the TrustWave Majority Holders’ nominee(s) under Section 1.1(b), and the obligations of the other Stockholders to vote to remove any TrustWave Director under Section 1.2, shall terminate and be of no further force or effect.
     (e) Vacancies. Any vacancies in the Board which are not filled pursuant to Section 1.2 as a result of the application of this Section 1.3 shall be filled by the vote of the holders of a majority of the Common Stock (assuming the conversion of all of the Series A Preferred). Any director as to whom the provisions of Section 1.2 no longer apply as a result of the application of this Section 1.3 may be removed during his or her term of office, when and only when they are so directed to be removed by the vote of the holders of a majority of the Common Stock (assuming the conversion of all of the Series A Preferred) or for Cause.
     (f) Observer. FTV shall have the right to appoint one representative (an “Observer”), who initially shall be Albert Chiang, from time to time who shall: (a) receive notice of all meetings of the Board and each committee thereof (such notice to be delivered or mailed at the same time as notice is given to the members of such Board and/or committee); and (b) be entitled to attend (or, in the case of telephone meetings, monitor) all such meetings. The rights granted to FTV under this Section may not be transferred by FTV to any party.
     1.4 Expenses. The Company shall reimburse each director who is not an employee of the Company for his or her reasonable out-of-pocket expense (including travel) incurred in connection with the attendance of meetings of the Board or any committee thereof.
     1.5 Committees. The Board will initially have the following committees:
     (a) a Compensation Committee, which will include at least two (2) members, including at least one (1) FTV Director and one (1) Kiphart Director. The Compensation Committee will meet at least twice annually and shall recommend the overall compensation strategy for the Company to the Board. The compensation committee of the Board shall assist the Board in determining the salary and incentive compensation of the company’s officers and employees, and shall administer the company’s stock incentive plans and other benefits; and
     (b) an Audit Committee, which will include at least (2) members who are non-employee directors of the Company, including at least one (1) FTV Director and one (1) Kiphart Director, will meet at least twice annually and shall approve the engagement of the Company’s auditors and approve the audit prior to the issuance thereof each year.
     1.6 Certain Votes. The hiring or firing of the Chief Executive Officer, Chief Operating Officer or President shall require the affirmative vote of a majority of the Board.
The provisions of this Article 1 shall terminate and be of no further force or effect upon the first to occur of (i) a Qualified Public Offering (as defined in the Investor Rights Agreement) or (ii) a Sale of the Company. For purposes of this Agreement, a “Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons, in the aggregate acquire (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, stockholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
ARTICLE 2
PROTECTIVE PROVISIONS
     2.1 Series A Stockholders Protective Provisions. The Company shall not, without the prior written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred, consenting or voting, as the case may be:
     (a) Except for capital expenditures incurred in the ordinary course of business or contemplated by the annual budget of the Company, purchase, or permit any subsidiary to purchase, any capital stock of any corporation, any voting interest in any partnership, joint venture or other entity, or material asset of another entity, or making any loan or advance to such an entity, if either (i) the business of such entity is not substantially similar to the Company’s business or (ii) the total consideration (including cash, equity issued and debt assumed) paid by the Company exceeds $250,000;
     (b) Except as contemplated by the annual budget of the Company, incur, create or guarantee any indebtedness for borrowed money which, individually or in the aggregate, exceeds $250,000;
     (c) Enter into any transaction between the Company and any of its officers, directors or Affiliates, or any relatives of such officers or directors, except for transactions entered into in the ordinary course of business such as customary employment arrangements with its employees and officers, expense reimbursement arrangements with its directors and other ordinary course transactions;
     (d) Except for transactions permitted by subsection (a) above or as contemplated by the annual budget of the Company, effect any single sale, transfer or other disposition, or any series of related sales, transfers or other dispositions, of any assets of the Company (other than in the ordinary course of business) which in the aggregate exceeds $250,000;
     (e) Amend, alter, change, waive or repeal any provisions of, or add any provisions to, the Certificate of Incorporation or Bylaws of the Company relating to the rights of the Series A Preferred or the number of authorized shares of Preferred Stock or Common Stock or the number of authorized directors of the Company’s Board;
     (f) Authorize or issue any securities of the Company (or any instrument convertible or exchangeable into a security of the Company) senior to or on parity with the Series A Preferred in any respect;
     (g) Issue securities of the Company to any of its directors, employees or consultants other than pursuant to the existing Stock Incentive Plan of the Company as of the date hereof (“Stock Incentive Plan”), adopt any new stock option plan for the Company, or increase the number of shares issuable under the Stock Incentive Plan (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar events);
     (h) Pay any dividends or redeem/purchase any securities of the Company (other than the repurchase of shares issued under the Stock Incentive Plan);
     (i) Consent to (i) a sale, transfer or any other disposition of all or substantially all of its assets, (ii) a merger or consolidation or combination with or into any other corporation, corporations, entity or entities, except a reincorporation or merger of a subsidiary of the Company into the Company, or (iii) a liquidation, dissolution or winding up of the Company;
     (j) Enter into any line of business other than in the information technology services or products industry;
     (k) Hire a new Chief Executive Officer;
     (l) Amend, alter, change, waive or repeal any provisions of this Agreement; or;
     (m) Amend, alter, change, waive or repeal any provisions of the Investor Rights Agreement.
     2.2 TrustWave Common Stockholders Protective Provisions. The Company shall not, without the prior written consent or affirmative vote of the TrustWave Majority Holders, consenting or voting, as the case may be, consent to (a) a sale, transfer or any other disposition of all or substantially all of its assets, (b) a merger or consolidation or combination with or into any other corporation, corporations, entity or entities, except a reincorporation or merger of a subsidiary of the Company into the Company, or (c) a liquidation, dissolution or winding up of the Company, if (i) such transaction occurs prior to the 15th month anniversary of the Effective Date and the proceeds from such transaction is less than $40 million, and (ii) the Company has Net Cash greater than or equal to $3 million. At such time as the Company has Net Cash of less than $3 million, the provisions of this Section 2.2 shall automatically terminate and be of no further force and effect. The term “Net Cash” used herein shall mean the amount of cash equivalents (excluding accounts receivable) less all liabilities (excluding deferred revenue amount and accrued dividends), determined in accordance with the United States generally accepted accounting principles.
     2.3 MBK Protective Provisions. The Company shall not, without the prior written consent or affirmative vote of MBK, consenting or voting, as the case may be, consent to (a) a sale, transfer or any other disposition of all or substantially all of its assets, (b) a merger or consolidation or combination with or into any other corporation, corporations, entity or entities, except a reincorporation or merger of a subsidiary of the Company into the Company, or (c) a liquidation, dissolution or winding up of the Company, if (i) such transaction occurs prior to the 15th month anniversary of the Effective Date and the proceeds from such transaction is less than $24.4 million, and (ii) the Company has Net Cash greater than or equal to $3 million. At such time as the Company has Net Cash of less than $3 million, the provisions of this Section 2.3 shall automatically terminate and be of no further force and effect.
ARTICLE 3
STOCK RESTRICTION PROVISIONS
     3.1 Restrictions on Transfer. The Stockholders shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of (a “Transfer”), by operation of law or otherwise, any shares of the Company’s capital stock, or any interest thereon, except as permitted in this Agreement, and the Investor Rights Agreement of even date herewith between the Company and the Stockholders signatories thereto (the “Investor Rights Agreement”).
     3.2 Right of First Refusal.
     (a) Offer to Purchase; Notice to Company; and Eligible Stockholders. If at any time any Stockholder desires to Transfer any Shares (the “Selling Stockholder”) to any Person that is not a Permitted Transferee (the “Proposed Transferee”), and has received a bona fide written offer (the “Bona Fide Offer”) from such Proposed Transferee to purchase such capital stock from such Selling Stockholder, the Selling Stockholder shall, before making any Transfer, submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) to the Company, and to Stockholders holding at least 100,000 Shares (as adjusted for stock splits and on an as-converted basis) (the “Eligible Stockholders”) as of the Effective Date and as of the date of the Offer, on terms and conditions, including price, not less favorable to the Company and the Eligible Stockholders than those on which the Selling Stockholder proposes to sell such Offered Shares to the Proposed Transferee. As used in this Agreement, “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, and the terms and conditions, including price, of the proposed sale, and shall be accompanied by a copy of the Bona Fide Offer. The Offer shall further state that the Company and the Eligible Stockholders may acquire, in accordance with the provisions of this Agreement, for the price and upon the other terms and conditions, including deferred payment (if applicable), of the proposed sale to the Proposed Transferee set forth therein (i) with respect to the Company, all or any portion of the Offered Shares and (ii) with respect to the Eligible Stockholders, that number of Offered Shares equal to the number of Offered Shares not purchased by the Company multiplied by a fraction, the numerator of which is the aggregate number of shares of capital stock owned by such Eligible Stockholder and the denominator of which is the sum of all shares of capital stock owned by all of the Stockholders, other than the Selling Stockholder (with such number of shares of capital stock owned computed on an as-converted to Common Stock basis).
     (b) Exercise of Purchase Right by Company. If the Company desires to purchase all or any of the Offered Shares, the Company shall deliver a written notice of its election to purchase such shares to the Selling Stockholder and the Eligible Stockholders, which notice shall state the number of Offered Shares the Company desires to purchase and shall be delivered in person or mailed to such Selling Stockholder and Eligible Stockholders within thirty (30) days of the date of receipt by the Company of the Offer. Such notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares to the Company on the terms of the Offer as set forth in Section 3.2(a).
     (c) Exercise of Purchase Right. If the Company has not elected to purchase all of the Offered Shares specified in the Offer within such thirty (30) day period, then any Eligible Stockholder may elect to purchase that number of remaining Offered Shares equal to the number of remaining Offered Shares multiplied by a fraction, the numerator of which is the aggregate number of shares of capital stock owned by such Eligible Stockholder and the denominator of which is the sum of all shares of capital stock owned by all of the Stockholders, other than the Selling Stockholder (with such number of shares of capital stock owned computed on an as-converted to Common Stock basis). If a Eligible Stockholder desires to purchase all or any of the Offered Shares, the Eligible Stockholder shall deliver a written notice of its election to purchase such shares to the Selling Stockholder and the other Eligible Stockholders, which notice shall state the number of Offered Shares the Eligible Stockholder desires to purchase and shall be delivered in person or mailed to the Selling Stockholder within forty-five (45) days of the date of receipt by the Eligible Stockholder of the Offer. If one (1) or more Eligible Stockholders, but not all of the Eligible Stockholders, elect to purchase their portion of the Offered Shares, such electing Eligible Stockholder(s), if they so indicate in the notice provided for in this Section, may likewise purchase that portion of the Offered Shares that was available for purchase by the non-electing Eligible Stockholder(s), allocated pro-rata among the electing Eligible Stockholders who choose to purchase such additional Offered Shares. Such notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares (or such smaller number of Offered Shares if more than one Eligible Stockholder elects to purchase Offered Shares, as calculated in accordance with Section 3.2(a)) to the electing Eligible Stockholder(s) on the terms of the Offer as set forth in Section 3.2(a).
     (d) Closing. The closing of the sale of Offered Shares to the Company and/or the electing Eligible Stockholder(s) pursuant to this Section shall be made at the offices of the Company on such date as may be agreed by the Selling Stockholder and the Company and/or the electing Eligible Stockholder(s) but no later than ninety (90) days following the date of the Offer is received by the Company and the electing Eligible Stockholder(s) (if any). Such sale shall be effected by the Selling Stockholder’s delivery to the Company and the electing Eligible Stockholder(s) of a certificate or certificates evidencing the Offered Shares (or any portion thereof) to be purchased by the Company and the electing Eligible Stockholder(s), duly endorsed for transfer to the Company and the electing Eligible Stockholder(s), against payment to the Selling Stockholder of the purchase price by the Company and the electing Eligible Stockholder(s). The exercise or non-exercise by the Company and the Eligible Stockholders of their rights pursuant to this Section 3.2 shall be without prejudice to their rights under this Article III with respect to any future offer or sale of Offered Shares.
     (e) Sale of Offered Shares to Proposed Transferee. If the Company and the Eligible Stockholders do not purchase all of the Offered Shares, the Offered Shares or the remaining Offered Shares, as the case may be, may be sold by the Selling Stockholder at any time within ninety (90) days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Promptly after completing the sale to the Proposed Transferee, the Selling Stockholder shall provide notice of such sale (the “Notice”) to the Company. Any Offered Shares not sold within the above-referenced ninety (90) day period shall again be subject to the requirements of a prior offer pursuant to this Section.
     3.3 Right of Participation in Sales.
     (a) Co-Sale Right. If at any time any Selling Stockholder desires to Transfer all or any of the capital stock beneficially owned by him or it (the “Tag-Along Shares”) to any Proposed Transferee as part of a Bona Fide Offer as permitted under Section 3.2, such Selling Stockholder shall, as a condition to making such Transfer, make effective arrangement in the terms of the Bona Fide Offer so that each Eligible Stockholder shall have the right to sell in the contemplated Transfer, at the same price per share and on the same terms and conditions as indicated in the Offer, such number of shares of capital stock equal to the Tag-Along Shares multiplied by a fraction, (i) the numerator of which is the number of shares of capital stock owned by the Eligible Stockholder, and (ii) the denominator of which is the sum of all shares of capital stock owned by the Selling Stockholder and all Eligible Stockholders that elect to participate in the contemplated Transfer. In the event that the shares of capital stock held by any Stockholders consist of shares of Preferred Stock, such shares shall be computed on an as-converted basis, for purposes of the co-sale right contained in this Section 3.3.
     (b) Notice of Intent to Participate. If an Eligible Stockholder wishes to so participate in any sale under this Section 3.3, it shall notify the Selling Stockholder of such intention as soon as practicable after its receipt of the notice of the Offer pursuant to Section 3.2(a), and in any event within thirty (30) days after receipt of the Offer.
     (c) Sale to Proposed Transferee. The Selling Stockholder and the other Eligible Stockholders shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part of the shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Offer; provided, however, that any purchase of less than all of such Shares by the Proposed Transferee shall be made from the Selling Stockholder and the other participating Eligible Stockholders pro rata based upon the relative amount of the Shares that each of them would otherwise be entitled to sell pursuant to Section 3.3(a).
     3.4 Limitation on Transfer. Without limiting the provisions of Sections 3.1, 3.2 and 3.3 above, each party hereto agrees not to Transfer any capital stock of the Company (i) to any Person engaging, as all or part of its business, in businesses substantially similar to those of the Company (except in connection with a Sale of the Company), (ii) unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement and executes a counterpart of this Agreement, and unless such party has complied with applicable law in connection with such Transfer (except in connection with a Sale of the Company or a Public Sale), and (iii) if, as a result thereof, the Company would be required to register such capital stock under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) (other than in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”)). As used in this Agreement, “Public Sale” means any sale of Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act.
     3.5 Permitted Transfer. The terms and conditions of Sections 3.2 and 3.3 hereof shall not apply to any Permitted Transfer by a Stockholder. For purposes of this Agreement, “Permitted Transfer” means any Transfer by a Stockholder of any shares of capital stock (a) between any two Stockholders listed on Exhibit C, (b) to or for the benefit of any immediate family member of the Stockholder, to a trust for the benefit of the Stockholder or any immediate family member, or to a family partnership, (c) any Affiliate of a Stockholder (including a distribution to a partner or a liquidation to the benefit of the partners of the Stockholder), or (d) any transferee approved by a majority of the Board (collectively, “Permitted Transferees”); provided, that the limitations contained in Section 3.4 shall still apply to any Permitted Transfer and shall apply to a Permitted Transferee upon subsequent transfer. Each Permitted Transferee shall be deemed a Stockholder for purposes of this Agreement. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee. For purposes of this Agreement, “Affiliate” of a Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     3.6 Drag Along Rights.
     (a) If the holders of at least a majority of the Series A Preferred then issued and outstanding (the “Drag Along Investors”) desire to sell their shares of Preferred Stock (or the shares of Common Stock into which such shares of Preferred Stock have been converted) pursuant to a Bona Fide Sale approved by the Board where all Stockholders will receive the same form and rate of consideration after giving effect to any applicable liquidation or other preferences set forth in the Certificate of Incorporation of the Company, then the Drag Along Investors shall furnish a written notice to each of the other Stockholders (the “Drag Along Notice”), which notice shall set forth, in reasonable detail, the principal terms of the Bona Fide Sale. Each Stockholder hereby agrees that if the Drag Along Investors desire to consummate a sale pursuant to a Bona Fide Sale and (i) the Bona Fide Sale involves the sale of at least a majority of the issued and outstanding shares of capital stock of the Company, each Stockholder shall be required to sell the same percentage of the shares of capital stock of the Company held by him or it as proposed to be sold by the Drag Along Investors pursuant to the Bona Fide Sale on the same terms and conditions as set forth in the Bona Fide Sale; or (ii) the Bona Fide Sale involves the merger, recapitalization, consolidation or sale or exclusive license of all or substantially all of the assets of the Company, each Stockholder hereby agrees to vote all of the shares of capital stock of the Company held by him or it in favor of, and to consent to, such Bona Fide Sale. Notwithstanding the foregoing, no Investor or Stockholder shall be required as part of a Bona Fide Sale to become subject to a hold-back, indemnity or similar provision which involves (x) joint and several liability or (y) possible recourse in excess of the shares of capital stock of the Company held by such Investor or Stockholder or the proceeds received or to be received by such Investor or Stockholder in such Bona Fide Sale. For purposes of this Section 3.6, “Bona Fide Sale” shall mean a bona fide written offer from any Person unaffiliated with any Stockholder (i) to purchase or exclusively license all or substantially all of the assets of the Company, (ii) to purchase at least a majority of the outstanding capital stock of the Company, (iii) to merge or consolidate the Company with another entity, as a result of which at least a majority of the voting securities of the Company or surviving entity is held by Persons other than those who are Stockholders of the Company immediately prior to such transaction; or (iv) the recapitalization of the Company as a result of which at least a majority of the voting securities of the Company is held by Persons other than those who are Stockholders of the Company immediately prior to such transaction.
     (b) If upon the one hundred eightieth (180th) day following the date of a particular Drag Along Notice, the Drag Along Investors have not consummated the Bona Fide Sale, each of the other Stockholders shall be released from his or its obligations under such Drag Along Notice, the Drag Along Notice shall be null and void, and it shall be necessary for another Drag Along Notice to be furnished, and the terms and provisions of this Section 3.6 to be complied with, in order to consummate a Bona Fide Sale pursuant to this Section 3.6.
ARTICLE 4
MISCELLANEOUS
     4.1 Duration of Agreement. The provisions of this Agreement shall continue with respect to each Share held by the Stockholders until the earliest of (i) the date on which such Share is sold to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act, (ii) upon consummation of a Qualified Public Offering, (iii) upon the liquidation, dissolution or winding-up of the Company, or (iv) upon a redemption of all of the outstanding Preferred Stock, as set forth in the Certificate of Incorporation of the Company.
     4.2 Failure to Deliver Shares. If a Stockholder becomes obligated to Transfer any Shares owned by, or held for the benefit of, such Stockholder to another party hereto and fails to deliver such Shares in accordance with the terms of this Agreement, such other party hereto may, at its option, in addition to all other remedies it may have, send to the Company for the benefit of such Stockholder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to said Stockholder, (a) shall cancel on its books the certificate(s) representing the Shares to be transferred and (b) shall issue, in lieu thereof, in the name of such investor, a new certificate(s) representing such Shares, and thereupon all of said Stockholder’s rights in and to such Shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under ARTICLE 3 hereof. If a Stockholder transfers any Shares to a purchaser in violation of this Agreement, the Company may, at the election of a majority of the disinterested members of the Board, cancel on the books of the Company any Shares then held by such Stockholder, and any such breaching Stockholder agrees to purchase from the purchasers and any transferee a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.
     4.3 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee(s) of such Shares as the owner of such securities for any purpose.
     4.4 Legend, New Certificates.
     (a) Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend in substantially the following form, until such time as the shares of capital stock represented thereby are no longer subject to the provisions hereof:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, (THE “ACT”) OR ANY STATE SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR

INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE TRANSACTION IS MADE PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF THE ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO FURTHER SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE COMPANY, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THESE SHARES SHALL BE VALID OR EFFECTIVE UNLESS MADE IN COMPLIANCE WITH ALL OF THE TERMS AND CONDITIONS OF SUCH AGREEMENT.
     (b) No holder of Shares may Transfer any Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company a written notice describing in reasonable detail the proposed Transfer, together with an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer. In addition, if the holder of the Shares delivers to the Company an opinion of counsel that no subsequent Transfer of such Shares shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Shares which do not bear the Securities Act portion of the legend set forth in Section 4.4(a). If the Company is not required to deliver new certificates for such Shares not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 4.4.
     4.5 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in case any provision of the Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision, as to such jurisdiction, shall be ineffective, without affecting the validity, legality, and enforceability of the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying conflicts of law principles.

     4.7 Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by a party hereto if any other party fails to comply with the provisions of this Agreement and that in the event of any such failure, the non-defaulting party may not have an adequate remedy at law. The non-defaulting party may, therefore, be entitled to obtain specific performance of the defaulting party’s obligations hereunder and to obtain immediate injunctive relief.
     4.8 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors, assigns, heirs executors and administrators. This Agreement is not intended to create any third party beneficiaries.
     4.9 Modification or Amendment. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by at least a majority of the issued and outstanding shares of Common Stock (on an as-converted basis); provided, that (x) Sections 1.1(b)(i) and 1.2(b) may not be amended without the written consent of FTV, Sections 1.1(b)(iii) and 1.2(c)may not be amended without the written consent of Kiphart, Sections 1.1(b)(ii) and 1.2(d) may not be amended without the written consent of TrustWave Majority Holders, and Sections 1.1(b)(iv) and 1.2(e), may not be amended without the written consent of MBK, and (y) Section 2.1 may not be amended without the written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred, Section 2.2 may not be amended without the written consent of TrustWave Majority Holders and Section 2.3 may not be amended without the written consent of MBK; provided further that, any such amendment, modification, or waiver that would adversely affect the rights hereunder of any Stockholder in its capacity as a Stockholder, without similarly affecting the rights hereunder of all Stockholders of such class, in their capacities as Stockholders of such class, shall not be effective as to such Stockholder without its prior approval. The inclusion of additional Persons as parties to this Agreement pursuant to a counterpart signature page or joinder agreement approved by the Company shall not require an amendment to this Agreement.
     4.10 Additional Stockholders. The Company shall not issue or sell, after the date hereof, shares of its voting capital stock or any warrant to purchase shares of its voting capital stock (taking into account all issuance to a single Person and its affiliates) unless such Person executes and delivers or, in the case of a holder of warrants, agrees upon exercise to execute and deliver a counterpart signature page to this Agreement, whereby such Person shall become a Stockholder subject to and bound by all the terms and conditions of this Agreement, unless otherwise agreed by a majority of the Board. Nothing herein shall limit the Company from issuing additional securities so long as such security issuance is approved by the Board and in compliance with Section 2.1 hereof.
     4.11 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     4.12 Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     4.13 Notices. All notices and consents required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient, if not, then the next business day, (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the respective address of the Company and the Investors set forth on Exhibit A or of the Other Stockholders set forth on Exhibit B, as may be amended from time to time, or at such other address as such party may designate in writing to the other parties hereto.
     4.14 Entire Agreement. This Agreement and the Exhibits thereto, the Contribution Agreement, the Investor Rights Agreement and the other documents delivered pursuant hereto embodies the entire agreement and understanding between the parties hereto with regard to the subjects hereof and supersedes all prior agreements and understandings relating to such subject matter.
     4.15 Further Assurances. From and after the date of this Agreement, upon the request of the Investors or the Company, the Company, the Other Stockholders and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
     4.16 After-Acquired Shares. Subject to Section 4.1 above, all of the provisions of this Agreement shall apply to all shares of the Company’s capital stock now owned or hereafter acquired by any of the parties hereto or any transferee of such Persons.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be executed as of the Effective Date.

COMPANY: TRUSTWAVE HOLDINGS, INC.
By:	/s/ Robert McCullen
	Name:	Robert McCullen
	Title:	Chief Executive Officer

STOCKHOLDERS: Financial Technology Ventures II (Q), L.P. By: Financial Technology Management II, LLC
By:	/s/ Richard N. Garman
	Name:	Richard N. Garman
	Title:	Managing Member

Financial Technology Ventures II, L.P. By: Financial Technology Management II, LLC
By:	/s/ Richard N. Garman
	Name:	Richard N. Garman
	Title:	Managing Member

/s/ Joseph L. Patanella
Joseph L. Patanella

/s/ Erik S. Schetina
Erik S. Schetina

CALEDONIAN INVESTMENTS, L.P.
By:	/s/ Tim Nicholson
	Name:	Tim Nicholson
	Title:	General Partner
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

THE NICHOLSON FAMILY LIMITED PARTNERSHIP
By:	/s/ Tim Nicholson
	Name:	Tim Nicholson
	Title:	General Partner

/s/ Barry Patrick Smith
Barry Patrick Smith

/s/ Frank R. Sourbeer
Frank R. Sourbeer

/s/ Daniel Muldoon
Daniel Muldoon

/s/ Jamie Romero
Jamie Romero

/s/ Jacob Carlson
Jacob Carlson

PATANELLA FAMILY TRUST
By:	/s/ James S. Patanella
Name:	James S. Patanella
Its: Trustee

/s/ Ronald Waranowski
Ronald Waranowski

/s/ Phillip J. Smith
Phillip J. Smith

/s/ William Phillips
William Phillips
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

/s/ Allan Hannagan
Allan Hannagan

/s/ Vincent Allman
Vincent Allman

/s/ Joseph Krause
Joseph Krause

/s/ Brian Prather
Brian Prather

/s/ Kenneth Green
Kenneth Green

/s/ David Marchese
David Marchese

/s/ Brian Trevey
Brian Trevey

/s/ Adam Morson
Adam Morson

/s/ Robert Martin
Robert Martin

/s/ Terence McCarthy
Terence McCarthy

/s/ Christopher Chiappone
Christopher Chiappone

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

/s/ Louis Poherence
Louis Poherence

/s/ David Froud
David Froud

/s/ Daniel Ennis
Daniel Ennis

/s/ David J. Smith
David J. Smail

/s/ Joseph Richmond, Jr.
Joseph Richmond, Jr.

/s/ Richard E. Morson
Richard E. Morson

/s/ Ryan Koley
Ryan Koley

/s/ Joseph L. McCormick
Joseph L. McCormick

/s/ Bryan Morson
Bryan Morson

/s/ Robert D. Benitez
Robert D. Benitez

/s/ Mary Frances Valentino
Mary Frances Valentino
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

/s/ T.J. Loughlin
T.J. Loughlin

/s/ Rosemary B. Morson
Rosemary B. Morson

/s/ Joseph C. Morson
Joseph C. Morson

/s/ Jack Troia
Jack Troia

/s/ Vicky LeBlanc
Vicky LeBlanc

MBK VENTURES, LLC
By:	/s/ Andrew Bokor
Andrew Bokor, its Manager

By:	/s/ Robert McCullen
Robert McCullen, its Manager

/s/ Julia Gluck
Julia Gluck

/s/ Rebecca Kiphart
Rebecca Kiphart

/s/ Richard Kiphart
Richard Kiphart
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

/s/ David Valentine
David Valentine
SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

EXHIBIT A
List of Investors
The Company:
TrustWave Holdings, Inc.
c/o TrustWave Corporation
201 Defense Highway, Suite 205
Annapolis, MD 21401
Facsimile: 410.571.8493
Name and Address
Series A-1 Preferred
Financial Technology Ventures II (Q), L.P.
c/o Financial Technology Management II, LLC
601 California Street, Suite 2200
San Francisco, California 94108
Attention: David Haynes
Facsimile: 415.229.3005
Financial Technology Ventures II, L.P.
c/o Financial Technology Management II, LLC
601 California Street, Suite 2200
San Francisco, California 94108
Attention: David Haynes
Facsimile: 415.229.3005
Series A-2 Preferred
Julia Gluck
530 Longwood
Glencoe, IL 60022
Rebecca Kiphart
c/o William Blair and Company
222 W. Adams
Chicago, IL 60606
Richard Kiphart
c/o William Blair and Company
222 W. Adams
Chicago, IL 60606
David Valentine
348 Sterling Road
Kenilworth, IL 60043

EXHIBIT B
List of Other Stockholders
Name and Address
Class A Common
Barry Patrick Smith
11816 Hunting Ridge Court
Potomac, Maryland 20854
Frank R. Sourbeer
100 Cumberland Road
Lemoyne, PA 17403
Caledonian Investments, L.P.
c/o Timothy F. Nicholson
304 Gilbert Road
Dillsburg, PA 17019
The Nicholson Family Limited Partnership
c/o Timothy F. Nicholson
304 Gilbert Road
Dillsburg, PA 17019
Joseph L. Patanella
3405 Hidden River View Rd
Annapolis, Maryland 21403
Erik S. Schetina
23 West 73rd St, Apt 903
New York, NY 10023
Ronald Waranowski
2914 Constellation Way
Finksburg, MD 21048
Phillip J. Smith
12127 Long Ridge Lane
Bowie, Maryland 20715
Jacob Carlson
558 11th St 25
Brooklyn, NY 11215

Daniel Muldoon
5228 Waugh Point Rd
King George, VA 22485
Jaime Romero
175 Bleecker Street, #13
New York, NY 10012
The Patanella Family Trust
c/o James S. Patanella
920 Sunset Valley Drive
Sykesville, MD 21784
Jack Troia
2632 Little Bighorn
Henderson, NV 89052
MBK Ventures, LLC
566 West Adams, Suite 401
Chicago, Illinois 60661
Attn: Andrew Bokor and Robert McCullen, Managers